Pan Pacific Group International Ltd

North, Central & South America, Asia, Africa, Middle East, Eastern &Western Europe, and the Caribbean

Exhibit 10.1

March 20th, 2012

LETTER OF AGREEMENT

Monar International Inc
1103 United Success Commercial Center
508 Jaffee Road, Causeway Bay
Hong Kong, China

Attn:         Mr. Robert Clarke
    Director

Dear Sir:

Re:  OFFER TO PROVIDE SERVICES FOR MONAR INTERNATIONAL INC.’S SURINAME TIMBER AND LUMBER BUSINESS

Subject to and in accordance with the terms and conditions contained herein, this letter of agreement (the “Letter  Agreement”) will set forth the basic understandings, terms and conditions relating to the  services to be provided to Monar International Inc. (“Monar”), a company  organized under the laws of Nevada, United States of America, for Monar’s Suriname Timber and Lumber Business (the “Transaction”)  by the Pan Pacific Group International Ltd. (“PPGI”), a company organized under the laws of Trinidad & Tobago.

Monar and PPGI also acknowledge that they intend to enter into an additional service agreement by way of a more formal agreement (the “Formal Agreement”) and other documents that more fully delineate and formalize the terms outlined in this Letter Agreement, failing which the following terms will apply:

1.	Form of Transaction.

PPGI and Monar have agreed to the terms as follows:

a.
PPGI will be paid a 10% fee on amounts for negotiating logging contracts in the Republic of Suriname as per the attached schedule (“Schedule A”) to be completed over a 4-year period from commencement of the final agreement.

b.	PPGI will be paidUS$5.00 per cubic metre for Asia and European export logs payable FOB Suriname.

43B Country Road, Orange Grove, Trincity, Trinidad & Tobago Phone: (597) 880 - 1771
Email: panpacificgrp@gmail.com Website: panpacificgrp.com

c.	PPGI will be responsible for supervision of logging operations and all local administrative and support activities to facilitate the export of logs and lumber and the sale of domestic logs and lumber.

d.
PPGI is to receive a setup fee of USD20,000 payable upon signing of the formal agreement and a monthly administration fee to cover expected costs, such fee to be determined as part of the final agreement effective 30 days after commencement of operations.

e.	PPGI is to receive 10% of net profits on the Domestic log and lumber sales.

f.	PPGI will receive 500,000 restricted shares of Monar to be earned over four years as per the performance schedule specified in the formal agreement and based on production of domestic and export logs.

2.     Formal Agreement.

Additional terms, conditions and provisions may be contained in a Formal Agreement, which will be prepared and executed in form and substance satisfactory to Monar and PPGI and their respective legal counsel within 30 days of this agreement.

3.     Due Diligence.

The parties’ obligations under this Letter Agreement shall be subject to the following conditions:

  (a)  Monar shall complete due diligence to its  satisfaction  and that of its counsel, as to corporate status, compliance with applicable laws, assets, liabilities, business relationship, employees and consultants available and business abilities of PPGI within Thirty (30) days after entering into this Letter Agreement.

  (b)  PPGI will provide Monar and its respective representatives, agents and advisers with reasonable access to, and copies of, all books, records, files and documents in PPGI as may be reasonably requested by Monar. in order that Monar may satisfy itself as to all matters relating to the business, ownership, assets, operations and liabilities of PPGI.

4.     Representations and Warranties.

The Formal Agreement shall contain usual and customary representations and warranties by all of the parties in this agreement including but not limited to:

(i)    due incorporation and good standing;
(ii)   due authorization of the transactions and agreements relating thereto;
(iii)  title of each such corporation to its assets;
(iv)  correctness of financial statements;

43B Country Road, Orange Grove, Trincity, Trinidad & Tobago Phone: (597) 880 - 1771
Email: panpacificgrp@gmail.com Website: panpacificgrp.com

(v)   condition of properties, equipment and other material assets;
(vi)  absence of undisclosed or contingent liabilities;
(vii) absence  of any  material adverse change  since the date of its most recent  financial  statements  in the  financial condition, results or prospects of such corporation;
(viii)absence of tax liabilities other than on a current basis;
(ix)  absence of any threatened or pending litigation; and
(x)   continuing validity of contracts, licenses and permits;

5.     Indemnification.

All parties to this agreement shall agree to indemnify the other against any loss, damage, expense, judgment or payment (including expenses of investigation, attorney’s fees and litigation expenses) resulting from the inaccuracy of any representation or warranty made by such party in the Formal Agreement.

6.     Consents.

All parties to this agreement will cooperate with one another and proceed, as promptly as is reasonably practicable to seek to obtain all necessary consents and approvals, and to endeavor to comply with all other legal or contractual requirements for or preconditions to the execution and consummation of the Formal Agreement.

7.     Confidentiality.

All parties agree to treat all information (including but not limited to any  information  identified  as “confidential”  in writing and any such information which by its content or from the  manner  in  which  it  is  provided  could reasonably  be  deemed  to  be confidential)  concerning  the other  furnished,  or to be  furnished,  by or on behalf  of the  other  in  accordance  with  the  provisions  of this  paragraph(collectively,  the “Information”),  and to take, or abstain from taking,  other actions set forth herein. The Information will be used solely for the purpose of evaluating  the proposed  transactions,  and will be kept  confidential  by each corporation and its officers, directors, employees, representatives, agents, and advisors;  provided that (i) any of such  Information may be disclosed by either corporation to its officers, directors, employees, representatives,  agents, and advisors who need to know such  information  for the purpose of  evaluating  the proposed  transactions,  (ii) any disclosure of such  information may be made to which each  corporation  consents  in  writing,  (iii) such  information  may be disclosed  if so required  by law and (iv) such  obligation  of  confidentiality shall expire upon such confidential  information  becoming public by means other than a breach of this paragraph. If the proposed Transaction is not consummated all parties will promptly return all documents, contracts, records, or properties to the other.  The provisions of this paragraph shall survive the termination of this Letter Agreement.

8.     Public Disclosure.

43B Country Road, Orange Grove, Trincity, Trinidad & Tobago Phone: (597) 880 - 1771
Email: panpacificgrp@gmail.com Website: panpacificgrp.com

Before the closing of the proposed Transaction, neither party shall make any public release of information regarding the matters contemplated  herein except (i) that press releases shall be issued by PPGI as promptly as is practicable after the execution of this Letter Agreement, that PPGI may each continue such communications with employees, customers, suppliers, franchisees, lenders, leasers, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this Letter Agreement, and (iii) as required by law.

9.     Reasonable Commercial Efforts.

All parties will negotiate in good faith and use its reasonably commercial efforts to arrive at a mutually acceptable Formal Agreement for approval, execution, and delivery on the earliest reasonably practicable date. PPGI will pursue its due diligence investigation of the business, financial condition and in good faith and with reasonable dispatch. Each party hereto will also use it reasonable  commercial  efforts (subject to all the terms and conditions  here of and the Formal  Agreement)  to effect  the  closing  of the  Transaction  and to proceed with the  transactions  contemplated  in this Letter  Agreement  and the Formal Agreement as promptly as is reasonably practicable.

10.   Costs.

Monar and PPGI will each be solely responsible for and bear all of its own respective expenses, including, without limitation, expenses of legal counsel ,accountants,  financial  and other  advisors,  incurred at any time in connection  with pursuing  or  consummating the  Formal Agreement  and  the transactions contemplated herein.

11.   Execution in Counterparts.

This  Letter  Agreement  may be  executed  in original or  counterpart  form,  delivered by facsimile or  otherwise,  and when executed  by the  parties  as  aforesaid,  shall be  deemed  to  constitute  one agreement and shall take effect as such.

12.   Governing Law.

The situs of this Letter  Agreement is  the State of Nevada, USA and  for  all  purposes  this  Letter  Agreement  will  be  governed exclusively by and construed and enforced in accordance with the laws and Courts of the State of Nevada, USA.

13.   Expiration Date.

In the event that the formal agreement cannot be finalized between the two parties by April 30, 2012, then this Letter of Agreement will expire without liability to either party.

If the parties wish to accept the terms and conditions set forth above, please execute this Letter Agreement and return an originally signed copy to the undersigned.  Upon

43B Country Road, Orange Grove, Trincity, Trinidad & Tobago Phone: (597) 880 - 1771
Email: panpacificgrp@gmail.com Website: panpacificgrp.com

such execution and return, this Letter of Agreement shall constitute a binding agreement upon the parties.

Monar International Ltd
Per:	Dated: April 10, 2012

ROBERT CLARKE
Mr. Robert Clarke	Authorized Signatory
President & CEO

Pan Pacific Group International Ltd
Per:	Dated: March 20, 2012

JOHN E. VAN DYKE
Mr. John E. Van Dyke	Authorized Signatory
Managing Director

43B Country Road, Orange Grove, Trincity, Trinidad & Tobago Phone: (597) 880 - 1771
Email: panpacificgrp@gmail.com Website: panpacificgrp.com

Schedule A

Terms and Conditions

Monar agrees to retain PPGI as an agent/consultant to develop logging and lumber business based on Suriname timber resources aimed primarily at exports to China.  Monar will provide capital at its discretion and as it deem appropriate as well as its contacts in the Chinese and other markets and PPGI will provide local services in Suriname as well as its knowledge of the market and economic conditions in Suriname.

In addition, PPGI will seek opportunities where Monar can obtain or rented timber concessions in Suriname whereby Monar will assist with financial and export arrangements, as well as securing foreign buyers.

The basic terms and conditions governing the business relationship between PPGI and Monar are:

a.	PPGI will be paid a 10% fee of the value of logging contracts negotiated in the Republic of Suriname as further detailed below. All logging contracts are to be at market prices, or lower if obtainable

b.	Term of the agreement is 4 years from the date of this Letter Agreement

c.	PPGI will be paid a commission of USD5.00 per cubic meter for logs exported to Asia and Europe. This commission to be payable when the logs are FOB Suriname.

d.	PPGI to provide supervision of Suriname logging operations and all local administrative and support activities in Suriname for the export of logs and lumber and the sale of domestic logs and lumber.

e.
Monar will play PPGI a one-time set-up fee of USD 20,000 upon signing of the Formal Agreement and a monthly administration fee as defined in the Formal Agreement, such fee to be payable 30 days after commencement of operations.

f.	PPGI is to receive 10% of net profits on the domestic log and lumber sales, as defined in the Formal Agreement.

g.
Monar will reserve 500,000 restricted shares for PPGI will receive 500,000 restricted shares, to be earned over four years as per the performance schedule specified in the Formal Agreement and based on production of domestic and export logs.

43B Country Road, Orange Grove, Trincity, Trinidad & Tobago Phone: (597) 880 - 1771
Email: panpacificgrp@gmail.com Website: panpacificgrp.com

Log/Lumber Contracts

First year 100,000 cu. m.

Second year 150,000 cu. m.

Third year 200,000 cu. m.

Fourth year 250,000 cu. m.

Monar Shares Escrowed Arrangement:

Shares to be released as follows:

Share Release:			Required
	Domestic	Export	Domestic	Export
Year 1	62,500	62,500	75,000	25,000
Year 2	62,500	62,500	100,000	50,000
Year 3	62,500	62,500	125,000	75,000
Year 4	62,500	62,500	150,000	100,000

Deduct 50% of all prior net amounts paid from Share market values to a maximum of 50% of share values.

43B Country Road, Orange Grove, Trincity, Trinidad & Tobago Phone: (597) 880 - 1771
Email: panpacificgrp@gmail.com Website: panpacificgrp.com